EXHIBIT 23.1c

Consent of Independent Registered Public Accounting Firm For Capitol Development Bancorp Limited IV

Capitol Development Bancorp Limited IV
Lansing, Michigan

We hereby consent to the use in the prospectus constituting a part of this Registration Statement on Form S-4, Amendment No. 6 , of Capitol Bancorp Ltd. of our report dated June 2, 2009 (July 7, 2009 as to the effects of the retrospective presentation of the adoption of Financial Accounting Standards Board Statement No. 160 as described in Note B to the consolidated financial statements), relating to the consolidated financial statements of Capitol Development Bancorp Limited IV which is contained in the prospectus.  We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ BDO SEIDMAN, LLP

Grand Rapids, Michigan
September 14 , 2009